                                                                   EXHIBIT 99.1



                      [UNION TEXAS PETROLEUM LETTERHEAD]

Contact:  Carol L. Cox
          (713) 968-2714

            UNION TEXAS PETROLEUM ACQUIRES 15% WORKING INTEREST IN
                   PORCUPINE BASIN BLOCKS OFFSHORE IRELAND


        Houston, March 16, 1995 -- Union Texas Petroleum Holdings, Inc. today reported that its London-based subsidiary, Union Texas Petroleum Limited, has acquired a 15% working interest in five and a half blocks in the Porcupine Basin situated offshore Ireland, which were awarded by Mr. Emmet M. Stagg, T.D., the Minister for State at the Department of Transport, Energy and Commerce, on March 15, 1995.

        "We are very pleased to share in the exploration of the Porcupine Basin," said Mr. John W. J. Hardy, Managing Director of Union Texas Petroleum Limited. "Our participation in this venture represents our third Irish oil and gas venture in the past 12 months. We are committed to expanding our exploration activities to other prospective areas in Ireland and the United Kingdom."

        The five and a half blocks, which encompass a total of approximately 325,000 gross acres, are situated in the Atlantic Ocean about 95 miles west of the Irish Mainland. The blocks involved are 34/24, 34/25, 34/30, 35/21, 35/24 and the eastern half of 35/23.

        The operator of the consortium is Statoil (U.K.) Ltd., which has a 27.5% working interest. The remaining interest is held by





                                   - more-

Fina, 27.5% working interest; Conoco, 20% working interest; and Seafield, 10% working interest.

        The consortium's license for the five and a half blocks will be valid for 15 years from March 15, 1995. During 1995-1997, the consortium plans to acquire seismic data over the blocks and to conduct additional geological and geophysical studies. Water depths range from 650 to 2,300 feet.

ST. GEORGE'S CHANNEL BASIN

        In early 1995, Union Texas entered into an agreement to acquire a 25% working interest in five and a half offshore blocks in the St. George's Channel Basin offshore Ireland, subject to the approval of the Irish Minister for Transport, Energy and Communications. Union Texas has agreed to acquire its interest in the blocks, which encompass a total of about 345,000 gross acres, from subsidiaries of Marathon Oil Company, operator of the venture. Marathon holds the remaining 75% working interest. The initial exploratory well is expected to begin drilling in the second quarter of 1995.

SLYNE/ERRIS BASIN

        Union Texas also has a 30% working interest in a venture that was awarded 11 offshore Ireland blocks as part of the first Irish Frontier Round in March 1994. The blocks, which comprise 650,400 gross acres, are situated in the Atlantic Ocean about 43 miles west of the Irish Mainland in the Slyne/Erris basins. Statoil (U.K.) Ltd., as operator, has a 45% working interest. The remaining 25% working interest is held by Rimrock Offshore Limited, a wholly-owned subsidiary of Murphy Oil Corporation. The group has recently acquired an Aeromag survey over the area and is planning to shoot seismic this year.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company also has petrochemical interests in the U.S.

                                   #  #  #

Note to Editors and Reporters: A map of Union Texas' interests offshore Ireland is available from Carol Cox in Houston at (713) 968-2714.